UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2004

UNITED AGRI PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-111710	47-0621017
(State of Incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

7251 W. 4th Street

Greeley, Colorado 80634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 356-4400

Item 5.	Other Events and Required FD Disclosure.

On December 9, 2003, United Agri Products, Inc. (the “Company”) amended its revolving credit facility to limit the change of control default based on a dilution of the Company’s principal equity sponsor’s (the “Equity Sponsor”) equity interest, prior to a qualified initial public offering of the Company’s common stock, to where the Equity Sponsor owned less than 50% of the equity entitled to vote for directors under ordinary circumstances, and after such a public offering, to where a person or group other than the Equity Sponsor acquired more than 35% of such voting equity and the Equity Sponsor owned less than such person or group. On December 18, 2003, the revolving credit facility was further amended to make certain technical modifications in connection with the syndication of the revolving credit facility. On January 15, 2004, the Company entered into a third amendment to the revolving credit facility to permit, among other things, certain payments to be made to the holders of equity of the Company’s parent, UAP Holding Corp.

Item 12.	Results of Operations and Financial Condition.

Although the preparation of the Company’s unaudited financial statements for the quarter ended November 23, 2003 is not yet complete, the Company’s management anticipates that, after giving effect to sales and divestitures of certain retail facilities and business lines discussed below and changes in the Company’s monthly rebate estimation process, the operating results of the Acquired Businesses (as defined in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission on January 5, 2004) for the quarter ended November 23, 2003 will not be materially changed from the operating results of the Acquired Businesses for the quarter ended November 24, 2002. Based on preliminary internal financial statements, the Company’s management anticipates reporting the following sales data of the Acquired Businesses for the third quarter of the Company’s 2004 fiscal year.

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Net sales for the third quarter of fiscal 2004 are expected to be approximately $290 million, compared to net sales of approximately $273 million for the third quarter of the Company’s 2003 fiscal year. Net sales of crop protection chemicals for the third quarter of fiscal 2004 are expected to be approximately $177 million, an increase of approximately $11 million compared to the third quarter of fiscal 2003, due primarily to stronger sales of cotton defoliation products and increased fall herbicide applications. Net sales of fertilizer for the third quarter of fiscal 2004 are expected to be approximately $85 million, an increase of approximately $10 million compared to the third quarter of fiscal 2003, due primarily to better per ton pricing. Net sales of seed for the third quarter of fiscal 2004 are expected to be approximately $15 million, compared to net seed sales of approximately $16 million for the third quarter of fiscal 2003. Net sales of other products for the third quarter of fiscal 2004 are expected to be approximately $13 million, a decrease of approximately $3 million compared to the third quarter of fiscal 2003, due primarily to the divestiture in fiscal 2004 of the Company’s animal feed business in Montana.

As mentioned above, financial results of the Acquired Businesses for the third quarter of fiscal 2004 will be impacted by the completion of the Company’s divestiture of four product lines in its formulation business and the sale of 13 retail locations in Montana, which included the animal feed business. Given that management’s estimates for the quarter ended November 23, 2003 are based on the Company’s preliminary internal financial statements which do not reflect corporate allocations from ConAgra Foods, Inc. and other final adjustments, the actual reported results for the quarter may differ from these estimates, and any such differences could be material.

Certain statements in this report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, the Company’s anticipated operating results and sales data for the quarter ended November 23, 2003. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission on January 5, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED AGRI PRODUCTS, INC.
(Registrant)

January 15, 2004

	By:	/s/ David W. Bullock

Name: David W. Bullock Title: Executive Vice President and Chief Financial Officer

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